EXHIBIT 99.1


            SAVVIS SECURES $22.6 MILLION EQUITY FUNDING, BRINGING NEW
                  INVESTMENT TOTAL TO OVER $200 MILLION IN 2002

HERNDON, VA, AND ST. LOUIS, MO, -- SEPTEMBER 18, 2002 -- Global managed services provider SAVVIS Communications Corp. (NASDAQ: SVVS) today announced that it has closed on a $22.6 million investment from Welsh, Carson, Anderson & Stowe. This is in addition to two earlier investments this year, where, in March, SAVVIS received $158 million from investors that included Welsh, Carson, Anderson & Stowe, and in June secured a $20 million investment from Constellation Ventures, a Bear Stearns asset management fund. In total, SAVVIS has raised over $200 million in funding this year.

"As previously announced in March, the Board approved this round of funding so that SAVVIS could continue to grow its sales and marketing, offering managed IP and managed hosting services to our traditional markets, the financial services industry and the mid market." said Rob McCormick, SAVVIS' chairman and chief executive officer. "This funding will further enhance the company's ability to move up-market to address the needs of multinational companies and will enable us to consider strategic business investment opportunities."

SAVVIS issued to Welsh Carson $22.6 million of 11.5 percent convertible preferred stock in exchange for cash. The preferred stock will be convertible initially into approximately 30.1 million shares of SAVVIS common stock at a conversion price of $0.75 per share and will have voting rights that allow the holders to vote with the common on an as-if-converted basis. Dividends will accrue quarterly in the form of additional convertible preferred stock. Welsh Carson now owns approximately 56% of SAVVIS' voting stock. This investment will complete the additional funding authorized under the March funding agreements, under which the company could raise up to $45 million in additional preferred stock at substantially the same terms and conversion price.

SAVVIS built its global data communications network and hosting platform to meet the demanding standards of Wall Street. Major players in the financial services industry, including banks, brokerage firms and electronic trading networks, have long relied on SAVVIS' IP VPNs. Building on this expertise, the company packaged its Intelligent IP Networking(SM) products for mid-sized enterprises, such as law firms, ad agencies, and real estate companies, two years ago. With growth fueled by these two markets, SAVVIS' Intelligent IP Networking(SM) products now account for 80% of the company's revenue, making SAVVIS one of the world's largest providers of IP VPNs.

"The SAVVIS network was built to power Wall Street, and the distinctive benefits of our products are increasingly in demand by businesses on Main Street," said Jack Finlayson, president and chief operating officer of SAVVIS. "By concentrating on what we do best, providing high quality managed networking and hosting solutions to our customers, we believe that the talent and commitment of our employees will continue to drive revenue growth that outpaces the industry."

ABOUT SAVVIS
------------

SAVVIS Communications Corp. (NASDAQ: SVVS) is a global network service provider that delivers IP VPNs (virtual private networks), managed hosting and Internet services to enterprises. SAVVIS targets the financial services industry and other industries with demanding network requirements such as legal, media, retail, professional services, healthcare and manufacturing. Known as The Network that Powers Wall Street(SM), SAVVIS connects to more than 4,700 financial institutions worldwide and provides a portfolio of services via Financial Xchange(SM). Its customer base is 30% financial services, with 80% of its revenue derived from Managed IP VPNs.

SAVVIS' IP VPNs were named Product of the Year for 2001 by the editors of Network Magazine, surpassing well-known VPN providers such as AT&T, WorldCom, Sprint and Genuity. The company was ranked the eighth fastest-growing technology company in North America on the 2001 Deloitte & Touche Technology Fast 500.
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For more information about SAVVIS, its Intelligent IP Network(SM), and managed hosting, visit: http://www.savvis.net.

FORWARD-LOOKING STATEMENTS
--------------------------
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although SAVVIS believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from SAVVIS' expectations are set forth as risk factors in SAVVIS' SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission on March 29, 2002. Many of these factors are beyond SAVVIS' ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, SAVVIS claims the protection of the safe harbor for forward- looking statements contained in the Private Securities Litigation Reform Act of 1995. SAVVIS assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACTS:
Carter B. Cromley
SAVVIS Communications
(703) 234-8033
carter.cromley@savvis.net

Terry Banks
Fleishman-Hilliard
(202) 828-9710
bankst@fleishman.com